Exhibit 3.1.4

CERTIFICATE OF ELIMINATION

OF

6% SERIES H CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

ITC^DELTACOM, INC.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

ITC^DeltaCom, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. That, pursuant to Section 151 of the DGCL and the authority granted in the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Committee of Independent Directors of the Board of Directors of the Corporation (the “Board”), by resolution duly adopted, authorized the issuance of a series of 412,215 shares of 6% Series H Convertible Redeemable Preferred Stock, par value $0.01 per share, of the Corporation (the “Series H Preferred Stock”) and established the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions, thereof, and, on July 31, 2007, the Corporation filed a certificate of designation with respect to the Series H Preferred Stock (the “Certificate of Designation”) in the office of the Secretary of State of the State of Delaware.

2. That no shares of the Series H Preferred Stock are outstanding and no shares thereof will be issued subject to the Certificate of Designation.

3. That the Board has adopted the following resolutions:

WHEREAS, by resolution of the Committee of Independent Directors of the Board and by a Certificate of Designation (the “Series H Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on July 31, 2007, the Corporation authorized the issuance of a series of 412,215 shares of 6% Series H Convertible Redeemable Preferred Stock, par value $0.01 per share, of the Corporation (the “Series H Preferred Stock”) and established the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions, thereof;

WHEREAS, as of the date hereof, no shares of the Series H Preferred Stock are outstanding and no shares of the Series H Preferred Stock will be issued subject to the Series H Certificate of Designation after the date hereof; and

WHEREAS, it is desirable that all matters set forth in the Series H Certificate of Designation with respect to the Series H Preferred Stock be eliminated from the Certificate of Incorporation;

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that all matters set forth in the Series H Certificate of Designation with respect to the Series H Preferred Stock be eliminated from the Certificate of Incorporation; and

RESOLVED FURTHER, that the proper officers of the Corporation be, and each of them hereby is, authorized and directed to file a Certificate of Elimination of 6% Series H Convertible Redeemable Preferred Stock of ITC^DeltaCom, Inc., in the form attached to the minutes of this meeting as Exhibit C, with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series H Certificate of Designation with respect to the Series H Preferred Stock shall be eliminated from the Certificate of Incorporation.

4. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series H Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination of 6% Series H Convertible Redeemable Preferred Stock of ITC^DeltaCom, Inc. to be signed by its duly authorized officer as of this 14th day of May, 2008.

ITC^DELTACOM, INC.

By:	/s/ J. Thomas Mullis
	Name:	J. Thomas Mullis
	Title:	Senior Vice President- Legal and Regulatory